UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
of Republic Bancorp, Inc.
Thursday, April 25, 2013

To our shareholders:  You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Republic Bancorp, Inc.  The following are details for the meeting:

Date:          Thursday, April 25, 2013
Time:           9:00 A.M., EDT
Place:         Republic Bank Building, Lower Level, 9600 Brownsboro Road, Louisville, Kentucky 40241

Items on the agenda:
1.   To elect seven directors;
2.   To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for 2013;
3.   To, on an advisory basis, vote on the compensation of the Named Executive Officers; and,
4.   To transact such other business as may properly come before the meeting.

Record date:   The close of business on February 15, 2013 is the record date for determining the shareholders entitled to notice of, and to vote at, the 2013 Annual Meeting of Shareholders.

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible.  Please review the instructions with respect to each of your voting options as described in the proxy statement and the Notice of Internet Availability of Proxy Materials.

IF YOU PLAN TO ATTEND:  Please note that space limitations may make it necessary to limit attendance at the Annual Meeting of Shareholders.  Shareholders holding stock in brokerage accounts (“street name holders”) may be asked to produce a brokerage statement reflecting stock ownership as of the record date and provide photo identification. Cameras, recording devices or other like forms of electronic devices will not be permitted at the Annual Meeting of Shareholders.

Very truly yours,

Steven E. Trager
Chairman and Chief Executive Officer

Louisville, Kentucky
March 15, 2013

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on April 25, 2013.

The proxy statement and annual report to shareholders are available online at www.investorvote.com/RBCAA.

Republic Bancorp, Inc.
601 West Market Street
Louisville, Kentucky  40202

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Republic Bancorp, Inc. (the “Company” or “Republic”).  The proxies will be voted at the 2013 Annual Meeting of Shareholders (“Annual Meeting”) of Republic on April 25, 2013, and at any adjournments of the meeting.

This proxy statement, notice of annual meeting and form of proxy are first being mailed or made available to shareholders on or about March 15, 2013.  As used in this document, the terms “Republic,” the “Company,” “we,” and “our” refer to Republic Bancorp, Inc., a Kentucky corporation.

VOTING

Record date.  You are entitled to notice of and to vote at the Annual Meeting, if you held of record, shares of our Class A Common Stock or Class B Common Stock at the close of business on February 15, 2013.  On that date, 18,658,066 shares of Class A Common Stock and 2,264,247 shares of Class B Common Stock were issued and outstanding for purposes of the Annual Meeting.

Voting rights.  Each share of Class A Common Stock is entitled to one (1) vote and each share of Class B Common Stock is entitled to ten (10) votes.  Based on the number of shares outstanding as of the record date, the shares of Class A Common Stock are entitled to an aggregate of 18,658,066 votes, and the shares of Class B Common Stock are entitled to an aggregate of 22,642,470 votes at the Annual Meeting.

Voting by proxy.  If you received the Notice of Internet Availability of Proxy Materials, you may follow the instructions on that notice to access the proxy materials and download the proxy and vote online via the Internet.  If you request a paper or electronic copy of the proxy materials, the proxy will be mailed or e-mailed to you along with the other proxy materials.  If you received a paper copy of this proxy statement, the proxy card is enclosed.  If a proxy card is properly executed, returned to Republic and not revoked, the shares represented by the proxy card will be voted in accordance with the instructions set forth on the proxy card.  If no instructions are given, the shares represented will be voted (i) “For” the Board of Director nominees named in this proxy statement, (ii) “For” the ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2013, as well as (iii) “For” the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement. For participants in the Republic Bancorp, Inc. 401(k) Retirement Plan (the “Plan”), the Plan Trustee shall vote the shares for which it has not received voting direction from the Plan participants, utilizing the same voting percentages derived from the Plan participants who did direct how their shares are to be voted.  The Board of Directors at present knows of no other business to be brought before the Annual Meeting. However, persons named in the proxy, or their substitutes, will have discretionary authority to vote on any other business which may properly come before the Annual Meeting and any adjournment thereof and will vote the proxies in accordance with the recommendations of the Board of Directors.

You may attend the Annual Meeting even though you have executed a proxy. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of Republic, by delivering a subsequent dated proxy, by voting by telephone or online through the Internet on a later date, or by attending the Annual Meeting and voting in person.

Quorum and voting requirements and counting votes.  The presence in person or by proxy of the holders of a majority in voting power of the combined voting power of the Class A Common Stock and the Class B Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as being present or represented at the Annual Meeting for the purpose of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner is otherwise present by proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The affirmative vote of a plurality of the votes duly cast is required for the election of directors.  All other matters presented at the meeting will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate and will have no impact on the outcome of any matter.

SHARE OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Republic as of February 15, 2013, based on information available to the Company. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. In the following table, information in the column headed “Class A Common Stock” does not reflect the shares of Class A Common Stock issuable upon conversion of Class B Common Stock.  Information is included for:

(1)	persons or entities who own more than 5% of the Class A Common Stock or Class B Common Stock outstanding;

(2)	directors placed in nomination;

(3)	the former Chairman, the current Chairman and Chief Executive Officer (“CHAIR/CEO”), the Chief Financial Officer (“CFO”) and three other Named Executive Officers of Republic who earned the highest total compensation payout during 2012 (the “Named Executive Officers” or “NEOs”); and,

(4)	all executive officers and directors of Republic as a group.

Except as otherwise noted, Republic believes that each person named below has the sole power to vote and dispose of all shares shown as owned by such person.  Please note that the table provides information about the number of shares beneficially owned, as opposed to the voting power of those shares.

Executive officers, directors and director nominees as a group (collectively 11 persons) hold 70% of the combined voting power of the Class A and Class B Common Stock which represents 52% of the total number of shares of Class A and Class B Common Stock outstanding as of February 15, 2013 as detailed below:

	Class A Common Stock			Class B Common Stock			Class A and Class B Common Stock Combined
Name	Shares		Percent	Shares		Percent	Shares	Percent
Five Percent Shareholders:

Steven E. Trager 601 West Market Street Louisville, Kentucky 40202	8,583,156	(1)	45.9%	1,797,327	(2)	79.4%	10,380,483	49.6%

Jean S. Trager 601 West Market Street Louisville, Kentucky 40202	8,194,035	(3)	43.9	1,250,279	(4)	55.2	9,444,314	45.1

A. Scott Trager 601 West Market Street Louisville, Kentucky 40202	8,160,034	(5)	43.7	1,142,300	(6)	50.4	9,302,334	44.4

Sheldon Gilman 500 W Jefferson St Suite 2100 Louisville, Kentucky 40202	7,967,392	(7)	42.7	1,107,515	(8)	48.9	9,074,907	43.3

Teebank Family Limited Partnership 601 W Market St Louisville, Kentucky 40202	7,165,051	(9)	38.4	939,449	(9)	41.5	8,104,500	38.7

The Estate of Bernard M. Trager 601 W Market St Louisville, KY 40202	288,283	(10)	1.5	671,583		29.7	959,866	4.6

Jaytee Properties Limited Partnership 601 W Market St Louisville, KY 40202	750,067	(9)	4.0	168,066	(9)	7.4	918,133	4.4

Directors, Nominees and Named Executive Officers:

Craig A. Greenberg	6,009	(11)	*	-		*	6,009	*
Michael T. Rust	8,842	(12)	*	-		*	8,842	*
Sandra Metts Snowden	22,866	(13)	*	-		*	22,866	*
R. Wayne Stratton	20,860	(14)	*	2,063	(15)	*	22,923	*
Susan Stout Tamme	12,012	(16)	*	-		*	12,012	*
Steven E. DeWeese	60,030	(17)	*	-		*	60,030	*
William R. Nelson	14,799	(18)	*	-		*	14,799	*
Kevin Sipes	54,718	(19)	*	-		*	54,718	*
A. Scott Trager	8,160,034	(5)	43.7	1,142,300	(6)	50.4	9,302,334	44.4
Steven E. Trager	8,583,156	(1)	45.9	1,797,327	(2)	79.4	10,380,483	49.6

Directors, Nominees and All Executive Officers (11 persons):	9,042,558	(20)	48.4%	1,976,939	(20)	87.3%	11,019,496	52.6%

*  Represents less than 1% of total

(1)
Includes 7,165,051 shares held of record by Teebank Family Limited Partnership (“Teebank”) and 750,067 shares held of record by Jaytee Properties Limited Partnership (“Jaytee”).  With respect to Teebank and Jaytee, Steven E. Trager is a general partner and a limited partner, both individually and as trustee, as well as co-trustee of a trust which is a general partner of each of these limited partnerships.  Trusts for the benefit of, among others, Steven E. Trager’s two children, are limited partners of both Teebank and Jaytee.  Includes 7,478 shares held by Steven E. Trager’s spouse.  Includes 278,917 shares held of record by the Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code.  Steven E. Trager shares voting and investment power over these shares with Jean S. Trager and Shelley Trager Kusman.  Also includes 4,511 shares allocated to Steven E. Trager under Republic’s Employee Stock Ownership Plan (“ESOP”) and 7,573 shares held in Republic’s 401(k) plan.  Also includes 288,283 shares held by the estate of Bernard M. Trager, for which Steven E. Trager serves as executor.

(2)
Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  With respect to Teebank and Jaytee, Steven E. Trager is a general partner and a limited partner, both individually and as trustee, as well as co-trustee of a trust which is a general partner of each of these limited partnerships.  Trusts for the benefit of, among others, Steven E. Trager’s two children are limited partners of both Teebank and Jaytee.  Also includes 1,215 shares held in Republic’s 401(k) plan.  Also includes 671,583 shares held by the estate of Bernard M. Trager, for which Steven E. Trager serves as executor.

(3)
Includes 7,165,051 shares held of record by Teebank and 750,067 shares held of record by Jaytee.  With respect to Teebank and Jaytee, Jean S. Trager is a limited partner and co-trustee of a trust which is a general partner of each of those limited partnerships.  Also includes 278,917 shares held of record by the Trager Family Foundation of which Jean S. Trager shares voting and investment power with Steven E. Trager and Shelley Trager Kusman.

(4)
Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  With respect to Teebank and Jaytee, Jean S. Trager is a limited partner and co-trustee of a trust which is a general partner of each of these limited partnerships.

(5)
Includes 7,165,051 shares held of record by Teebank and 750,067 shares held of record by Jaytee.  A. Scott Trager is a limited partner of both Teebank and Jaytee.  A. Scott Trager shares voting authority of both Teebank and Jaytee as a member of each partnership’s voting committee.  Includes 51,697 shares held of record by a family trust of which A. Scott Trager is a co-trustee and a beneficiary.  Also includes 2,256 shares allocated to A. Scott Trager under Republic’s ESOP, 22,551 shares held in Republic’s 401(k) plan and 2,625 shares for options that are exercisable within 60 days.

(6)
Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  A. Scott Trager is a limited partner with shared voting authority of both Teebank and Jaytee.  Includes 4,107 shares held of record by a family trust of which A. Scott Trager is a co-trustee and a beneficiary.  Also includes 1,190 shares held in Republic’s 401(k) plan.

(7)
Includes 7,165,051 shares held of record by Teebank and 750,067 shares held of record by Jaytee.  Sheldon Gilman, as trustee of trusts, is a limited partner of both Teebank and Jaytee.  Sheldon Gilman shares voting authority of both Teebank and Jaytee as a member of each partnership’s voting committee.  Also includes 39,307 shares held by Sheldon Gilman’s spouse.

(8)
Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  Sheldon Gilman, as trustee of trusts, is a limited partner of both Teebank and Jaytee.  Sheldon Gilman shares voting authority of both Teebank and Jaytee as a member of each partnership’s voting committee.

(9)
Teebank and Jaytee are limited partnerships of which Steven E. Trager, Jean S. Trager, A. Scott Trager, Sheldon Gilman, as trustee of trusts, and The Estate of Bernard M. Trager are limited partners.  Steven E. Trager is also a general partner of each partnership and is co-trustee with Jean S. Trager of a trust which is a general partner of Teebank and Jaytee.  Teebank and Jaytee have a voting committee comprised of Steven E. Trager, A. Scott Trager and Sheldon Gilman.  The committee directs the voting of the shares held by Teebank and Jaytee.  The following table provides information about the units of Teebank and Jaytee owned by directors, officers and 5% shareholders of Republic.  The number of units owned by the partners of Teebank and Jaytee are as follows:

Name	Number of Jaytee Units		Percent of Jaytee Units Outstanding	Number of Teebank Units		Percent of Teebank Units Outstanding

The Estate of Bernard Trager	75,858		3.8%	292,873		14.6%
Jean S. Trager	155,657	(a)	7.8%	552,657	(c)	27.6%
Steven E. Trager	307,474	(b)	15.4%	372,859	(d)	18.7%
A Scott Trager	5,281		*	5,281		*

* - Represents  less than 1% of total

(a)  Includes 135,657 limited units held by the Jean S. Trager Revocable Trust and 20,000 general units held by the Jean S. Trager Trust.
(b)  Includes 267,474 limited and 20,000 general units held in a revocable trust and 20,000 general units held by the Jean S. Trager Trust.
(c)  Includes 532,657 limited units held by the Jean S. Trager Revocable Trust and 20,000 general units held by the Jean S. Trager Trust.
(d)  Includes 152,874 limited and 20,000 general units held in a revocable trust and 20,000 general units held by the Jean S. Trager Trust.
Also includes 179,985 limited units held by the Trager Trust of 2012.

(10)
Bernard M. Trager’s date of death was February 10, 2012.  Includes 2,917 shares allocated to Bernard M. Trager under Republic’s ESOP and 6,566 shares held in Republic’s 401(k) plan.  Steven E. Trager is the executor of Bernard M. Trager’s estate.

(11)	Includes 6,009 shares issuable to Craig A. Greenberg upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(12)	Includes 8,842 shares issuable to Michael T. Rust upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(13)
Includes 247 shares held by Sandra Metts Snowden’s spouse.  Also includes 7,747 shares issuable to Sandra Metts Snowden upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(14)
Includes 5,352 shares held jointly by R. Wayne Stratton with his spouse and 11,423 shares held by R. Wayne Stratton’s spouse. R. Wayne Stratton shares investment and voting power over these shares.  Also includes 4,085 shares issuable to R. Wayne Stratton upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(15)	Includes 849 shares held jointly by R. Wayne Stratton with his spouse and 1,214 shares held by R. Wayne Stratton’s spouse. R. Wayne Stratton shares investment and voting power over these shares.

(16)	Includes 6,300 shares issuable to Susan Stout Tamme upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(17)
Includes 3,778 shares allocated to Steven E. DeWeese under Republic’s ESOP and 2,100 shares for stock options held by Steven E. DeWeese that are exercisable within 60 days.  Also includes 5,682 shares held in Republic’s 401(k) plan.

(18)	Includes 1,799 shares allocated to William R. Nelson under Republic’s ESOP and 10,000 shares for stock options held by William R. Nelson that are exercisable within 60 days.

(19)	Includes 3,953 shares allocated to Kevin Sipes under Republic’s ESOP and 2,625 shares for stock options held by Kevin Sipes that are exercisable within 60 days.

(20)
Includes the shares as described above held by the directors, nominees and NEOs, along with an additional 14,347 shares, of which 4,104 shares are for stock options that are exercisable within 60 days.

PROPOSAL ONE: ELECTION OF DIRECTORS

Republic’s Board of Directors is comprised of one class of directors that are elected annually.  Each director serves a term of one (1) year or until his or her successor is duly elected or qualified.  Republic’s Bylaws provide for not less than five (5) or more than fifteen (15) directors. In accordance with the Company’s Bylaws, the Board of Directors has fixed the number of directors to be elected at the 2013 Annual Meeting at seven (7). The Nominating Committee and the Board of Directors have nominated for election as directors: Steven E. Trager, A. Scott Trager, Craig A. Greenberg, Michael T. Rust, Sandra Metts Snowden, R. Wayne Stratton and Susan Stout Tamme. Each of the nominees is a current member of the Board of Directors.

Director nominees Craig A. Greenberg, Michael T. Rust, Sandra Metts Snowden, R. Wayne Stratton and Susan Stout Tamme comprise a majority of the Board of Directors and qualify as independent directors as defined in Rule 5605(a)(2) of the NASDAQ listing standards. While the Company is a “controlled company” as defined under the NASDAQ rules and thus is entitled to an exemption from the majority independence rule, the Company has not elected this exemption for its 2013 election of directors, but reserves the right to claim this exemption in the future.

Neither the Nominating Committee nor the Board of Directors has reason to believe that any nominee for director will not be available for election or to serve following election. However, if any of the nominees should become unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Nominating Committee or the Board of Directors may recommend.

The following table details the indicated information for each nominee and incumbent director and for the other currently serving executive officers who are listed in the compensation tables which follow but who are not nominees or incumbent directors:

Name and Principal Occupation for Past Five Years	Age	Director Since
Director Nominees:

Steven E. Trager began serving as Chairman and CEO of Republic in February, 2012 and has served as Chairman and CEO of Republic Bank & Trust Company (the “Bank”) since 1998.  Since 2006, he also has served as Chairman of Republic Bank, a federally chartered thrift subsidiary based in Florida.  From 1994 to 1997 he served as Vice Chairman of the Bank.  From 1994 to 1998 he served as Secretary, and from 1998 to 2012 he served as President and CEO of Republic.

Steven E. Trager received his undergraduate degree in finance at the University of Texas at Austin.  He received his Juris Doctor degree from the University of Louisville Brandeis School of Law and engaged in the practice of law with the firm of Wyatt, Tarrant & Combs.  He has more than twenty years banking experience.  In 1994, he provided the leadership resulting in the complex merger and reorganization of the Republic group of multiple banks into a consolidated and more efficient banking structure.  He provided the leadership for the Company’s initial public offering.  He also has direct experience in banking, finance, operations and retail management.  His banking experience includes his service as past chairman for the Kentucky Bankers Association and his service as a board member of the Federal Reserve Bank of St. Louis’ Louisville Branch.  He also has leadership and directorate experience in multiple community service organizations.  Based on Steven E. Trager’s experience as a Bank Board Director, his direct banking experience, his proven leadership skills, his education and legal background, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as Director.
	52	1988

A. Scott Trager has served as President of Republic since February, 2012 and as President of Republic Bank & Trust Company since 1984.  He has served as a director of Republic Bank since January, 2009.  From 1994 to 2012, he served as Vice Chairman of Republic.

A. Scott Trager holds a degree in Business Administration from the University of Tennessee and has spent his entire working career in various finance and banking capacities.  He has extensive leadership experience in marketing, operations and retail branch management.  He has extensive community board experience and broad-based community connections in the metropolitan Louisville area.  Based on A. Scott Trager’s experience as a Bank Board Director, his direct banking experience, his proven leadership skills, his educational background, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

	60	1990

Name and Principal Occupation for Past Five Years (continued)	Age	Director Since
Director Nominees:

Craig A. Greenberg is President of 21c Museum Hotels and Counsel with the general legal services law firm of Frost Brown Todd, LLC in Louisville, Kentucky. He served as a director of Republic Bank & Trust Company from  2006 to 2008 and has served as a director of Republic from 2008 to present.

Craig A. Greenberg is a graduate of the University of Michigan where he served as Student Government President.  He is a Harvard Law School cum laude graduate.  He has extensive experience in securing and deploying New Markets Tax Credit investments and other federal tax credit programs.  He has demonstrated skill in the raising and investment of assets in low-income communities across the country.  He has direct experience in commercial finance and the development of multi-million dollar mixed-use commercial developments.  He is the recipient of multiple community honors and is active in local civic and charitable organizations.  Based on Craig A. Greenberg’s experience as a Bank Board Director, his commercial finance and development knowledge, his educational background, including legal knowledge and skills, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

	39	2008
Michael T. Rust is President of Kentucky Hospital Association (“KHA”), located in Louisville, Kentucky.  He served as a director of Republic Bank & Trust Company from 2001 to  2007 and has served as a director of Republic from 2007 to present.

Michael T. Rust graduated from the Glenville State College in West Virginia where he received his undergraduate degree in Business Administration.  He received a Master’s degree in Public Health from the University of Tennessee.  He serves as a Community Based Faculty Member at the University of Kentucky.  In his role as President of the KHA, he has extensive management and regulatory experience.  He also has extensive advocacy experience in Washington, D.C. and Frankfort, Kentucky.  He is a proven recruiter and organizer and has significant community involvement experience.  He has leadership and directorate experience in multiple community service organizations.  As a member of the Audit Committee, he is able to read and understand basic financial statements, such as a balance sheet, income statement and cash flow statements.  Based on Michael T. Rust’s experience as a Bank Board Director, his managerial and regulatory compliance background, his business and education background, his extensive community involvement, including governmental affairs and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.
	61	2007

Name and Principal Occupation for Past Five Years (continued)	Age	Director Since
Director Nominees:
Sandra Metts Snowden is President of Metts Company Inc., d/b/a Metts Company Realtors, Sandy Metts & Associates, a real estate sales, management, brokerage and development firm located in Louisville, Kentucky.  She served as a director of Republic Bank & Trust Company from 1994 to 1999 and has served as a director of Republic from 1999 to present.

Sandra Metts Snowden is a Certified Property Manager and a Certified Commercial Investment Member with an extensive background in management and real estate, including real estate sales, operations, maintenance, renovation, financing and leasing.  As a member of the Audit Committee, she is able to read and understand basic financial statements, such as balance sheet, income statement and cash flow statements.  She has experience as a Comprehensive Planning Committee member for the City of Louisville and her board appointments include a Kentucky gubernatorial appointment to the Board of Trustees of the University of Louisville.  She has served in various roles with multiple community organizations and has been actively involved in Kentucky political campaigns in various high level capacities.  At the same time, she has assumed volunteer roles in numerous non-profit organizations as a director, volunteer and fund raiser.  She was instrumental in starting the STAR Program for autistic children at the University of Louisville, and she continues to serve as Chair of the STAR Board.  Based on Sandra Metts Snowden’s experience as a Bank Board Director, her managerial and real estate background, her entrepreneurial business background, her extensive community involvement and her specific experience, qualifications and attributes herein disclosed, the Board has determined that she should continue to serve as a Director.

	67	1999
R. Wayne Stratton is a Certified Public Accountant and a member-owner of the public accounting firm of Jones, Nale & Mattingly PLC located in Louisville, Kentucky.  He served as a director of Republic Bank & Trust Company from 1994 to 1995 and has served as a director of Republic from 1995 to present, while also serving as Republic’s financial expert on the Audit Committee.

R. Wayne Stratton is a graduate of the University of Cincinnati with a Bachelor of Arts degree and a major in Accounting.  He is accredited in Business Valuations by the American Institute of Certified Public Accountants and holds a Diplomat Certification in Forensic Accounting from the American College of Forensic Examiners.  As a member of the Audit Committee, he is able to read and understand basic financial statements, such as a balance sheet, income statement and cash flow statements.  He has been recognized as a top national tax accountant by Money Magazine and has received recognition and awards for his accounting expertise from multiple sources, including Who’s Who in Accounting and Finance and Who’s Who in Executives and Business.  He has extensive experience in both the preparation and review of financial statements and statements of condition of publicly traded stock corporations.  He meets NASDAQ’s financial knowledge and sophistication requirements and qualifies as an “audit committee financial expert” under SEC rules.  Based on R. Wayne Stratton’s experience as a Bank Board Director, his managerial and accounting background, his education and certification as a Certified Public Accountant, his business background and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.
	65	1995

Name and Principal Occupation for Past Five Years (continued)	Age	Director Since
Director Nominees:
Susan Stout Tamme is employed by Baptist Healthcare System, Inc. as President of the Louisville Market.  She was formerly President and CEO of Baptist Hospital East from 1995 to 2011 and Vice President of Baptist Healthcare System, Inc.   She served as a director of Republic Bank & Trust Company from 1999 to 2003 and has served as a director of Republic from 2003 to present.

Susan Stout Tamme received an Associate degree in nursing from Eastern Kentucky University, a Bachelor of Science degree in nursing from the University of Louisville and a Master of Science degree in Health Systems Administration, also from the University of Louisville.  She has extensive experience in administration, specifically in broad based multi-hospital systems and is proficient in working with department heads, clinical staff and governing regulatory bodies.  She has leadership and directorate experience in multiple community service organizations and has received multiple community service awards for excellence and achievement.  Based on Susan Stout Tamme’s experience as a Bank Board Director, her managerial and administrative background, regulatory compliance experience, her extensive community involvement and her specific experience, qualifications and attributes herein disclosed, the Board has determined that she should continue to serve as a Director.
	62	2003
Non-Director Executive Officers:
Kevin Sipes has served as Executive Vice President and Treasurer of Republic and Republic Bank & Trust Company since 2002 and CFO of Republic and Republic Bank & Trust Company since 2000. He has served as a director of Republic Bank since 2006. He began serving as Chief Accounting Officer and Controller of Republic Bank & Trust Company in 2000. He joined Republic Bank & Trust Company in 1995.	41	N/A
William R. Nelson has served as President of Republic Processing Group, formerly known as (f/k/a) Tax Refund Solutions, of Republic Bank & Trust Company since 2007. He previously served as Director of Relationship Management of HSBC, Taxpayer Financial Services, in 2004 and was promoted to Group Director – Independent Program in 2006 through 2007. He previously served as Director of Sales, Marketing and Customer Service with Republic Bank & Trust Company from 1999 through 2004.	49	N/A
Steven E. DeWeese joined Republic Bank & Trust Company in 1990 and has held various positions within the Bank and Republic Bank since then. In 2000, he was promoted to SVP. In 2003, he was promoted to Managing Director of Business Development. In 2006, he was promoted to Managing Director of Retail Banking, and in January, 2010 he was promoted to Executive Vice President of Republic Bank & Trust Company and Republic Bank.	44	N/A

None of the directors placed in nomination currently holds or has in the past five (5) years held any directorships in any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Republic’s directors were elected at the most recent Annual Meeting held on April 19, 2012, to a one (1) year term. The Company’s executive officers are selected by the Board of Directors and hold office at the discretion of the Board of Directors.

Steven E. Trager and A. Scott Trager are cousins.

The Board of Directors recommends that shareholders vote “FOR” all of the proposed Board of Director nominees named in this proxy statement.

The Board of Directors and its Committees

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders’ meetings. The Board of Directors held six (6) regularly scheduled board meetings in 2012. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which such directors served during their respective terms of service in 2012.  Also, some selected Company directors were paid a committee fee for attending certain Bank Committee meetings.

The Company believes it is both prudent and expedient and in the best interest of shareholders that the Chairman and CEO positions are combined and that such combination has no negative effect on the operation and direction of the Company.  This structure allows the independent directors to concentrate on the oversight of the Company without the added burden of also addressing what are normally less material day to day managerial concerns.  The Company does not have a lead independent director, but the independent directors meet privately following each regularly scheduled board meeting and have the authority to request to speak with any officer or employee of the Company and also have direct access to auditors, accountants and attorneys, if so requested by the independent Company directors.

While the Company’s Board is ultimately responsible for risk oversight, selected Board committees play an important role in assisting the Board in fulfilling its oversight responsibilities.  The Board evaluates risk factors at its regularly scheduled board meetings and also more specifically through its Nominating Committee, Compensation Committee, Audit Committee and its Compliance and Community Reinvestment Committee.  The Compliance and Community Reinvestment Committee is a committee of the Bank’s Board. Mr. Craig Greenberg and Mr. Steven E. Trager, both Company directors, serve on this Bank Committee.  The Committee assists the Board in monitoring the compliance and community reinvestment activity of the Bank, including compliance with all applicable laws and regulations with respect to compliance and community reinvestment, and compliance with any and all orders or agreements entered into between the Bank or Board with any of the Bank’s regulatory supervision agencies.  The Committee is responsible for the oversight of the Third Party Management Program for the Company on an enterprise-wide basis.  It also monitors and oversees the activities of the Bank’s Compliance and Community Reinvestment Department and monitors the Bank’s Compliance Management System and is responsible for reviewing the Compliance Policy annually.

The Company Board and the Bank Board receive regular and timely reports from these committees. More specifically, the Audit Committee also regularly reviews risks associated with insurance, credit, debt, financial, accounting, legal, reputational, compliance, third party, information technology security and other risk matters involving the Company. Enterprise Risk management reports and Business Continuity Planning reports are received and reviewed by the Audit Committee.  In addition, the Compensation Committee considers risks related to succession planning and approves the Company’s Succession Plan. The Compensation Committee also considers risks related to the attraction and retention of critical employees and risks relating to the Company’s compensation programs and contractual employee arrangements. In addition, the Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to the NEOs. The Company Board considers strategic risks and opportunities and regularly receives detailed reports from its committees regarding risk oversight. The Company’s Board also receives regular reports directly from management and committee chairpersons.  The Board is responsible for setting and formally approving policies regarding risk management and compliance oversight, as well as other matters. The Company employs a high level Risk Manager who regularly attends all Company Board meetings and who reports directly to the CHAIR/CEO of the Company.

Committees of the Company Board

The Company Board has three (3) standing committees to facilitate and assist the Board in the execution of its responsibilities. The Company Board committees consist of the Audit Committee, the Compensation Committee and the Nominating Committee. In accordance with NASDAQ listing standards, all the Board committees are comprised solely of non-employee, independent directors (as determined by the Company’s Board in accordance with Rule 5605(a)(2) of the NASDAQ listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934). Charters for each Company Board committee, as well as the Code of Conduct and Ethics, are available on the Company’s website at www.republicbank.com.  Please note that the information contained on Republic’s website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

The table below details current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating Committee
Michael T. Rust Sandra Metts Snowden R. Wayne Stratton, CPA*	Craig A. Greenberg Sandra Metts Snowden* Susan Stout Tamme	Craig A. Greenberg Sandra Metts Snowden* Susan Stout Tamme
* - Denotes Committee Chairperson

The Audit Committee held eight (8) meetings during 2012. The Company Board of Directors has evaluated the credentials of and designated and appointed R. Wayne Stratton, CPA, as Chairman of the Audit Committee and as the “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002.

The Company’s Board of Directors adopted a written charter for the Audit Committee, which sets out the functions and responsibilities of the Audit Committee.  As described in the charter, the Audit Committee, among other things, is directly responsible for the selection, oversight and compensation of the Company’s independent registered public accounting firm. It is also responsible for the oversight of the accounting and financial reporting processes of the Company, audits of the financial statements and pre-approval of any non-audit services of the independent registered public accounting firm. The Audit Committee is responsible for making recommendations to the Company’s Board of Directors with respect to: the review and scope of audit arrangements; the independent registered public accounting firm’s suggestions for strengthening internal accounting controls; matters of concern to the Audit Committee, the independent registered public accounting firm, or management relating to the Company’s consolidated financial statements or other results of the annual audit; the review of internal accounting procedures and controls with the Company’s financial and accounting staff; the review of the activities and recommendations of  the Internal Auditor and compliance auditors; and the review of the consolidated financial statements and other financial information published by the Company. Auditors for the Company are required to report directly to the Audit Committee. The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm.

The Audit Committee has recommended, and the Board of Directors has approved and adopted, a Code of Conduct and Ethics Policy that applies to all directors, officers and employees of the Company and its banking subsidiaries, including the principal executive and financial officers, the controller and the principal accounting officer. The Company intends to post amendments to, or waivers from, its Code of Conduct and Ethics Policy, if any, that apply to the principal executive and financial officers, the controller or the principal accounting officer on its website.  There were no amendments or waivers approved, granted or posted in 2012.

The Compensation Committee held two (2) meetings during 2012. The Compensation Committee makes recommendations to the Company’s Board of Directors as to the amount and form of NEO compensation and option awards, if any. The Compensation Committee also reviews and approves the Company’s and the Bank’s Management Succession Plan on an annual basis. Neither the Compensation Committee, the Board, the Company, nor its management utilized the services of an independent consultant in 2012, nor do any of them have any current arrangements with any compensation advisors or consultants. The CHAIR/CEO makes recommendations to the Compensation Committee with respect to NEO compensation.

The Nominating Committee held one (1) meeting in 2012. In 2013, the Nominating Committee and the Company’s Board of Directors approved the director nominees to be considered for election at the Annual Meeting. All director nominees for 2013 served as directors during 2012. No candidates for director nominees for the 2013 Annual Meeting election of directors were submitted to the Nominating Committee or the Company’s Board of Directors for consideration by any non-management shareholder.

The Nominating Committee will consider candidates for director nominees at the 2014 Annual Meeting properly put forth by shareholders. Shareholders should submit nominations, if any, to the Company’s Secretary, Michael A. Ringswald at 601 West Market Street, Louisville, Kentucky 40202 no later than November 15, 2013.  The Nominating Committee will consider candidates who have a strong record of community leadership in the Company’s and its banking subsidiaries’ markets.  Candidates should possess a strong record of achievement in both business and civic endeavors, possess strong ethics and display leadership qualities including the ability to analyze and interpret banking financial statements and regulatory requirements, the competence to evaluate endeavors of an entrepreneurial nature and be able to attract new Company banking relationships.  Board diversity as a whole is also considered, although the Company does not have a formal diversity policy. Recommendations of the “Trager Family Members” (generally defined to include Steven E. Trager and Jean S. Trager and their descendants, and companies, partnerships or trusts in which they are majority owners or beneficiaries), as well as prior service and performance as a director, will also be strongly considered.  The Company does not pay a third party fee to assist in identifying and evaluating director nominees, but the Company does not preclude the potential for utilizing such services, if needed, as may be determined at the discretion of the Nominating Committee. No candidate that was recommended by a beneficial owner of more than five percent (5%) of the Company’s voting Common Stock was rejected. The “Trager Family Members” recommended all director nominees submitted to the Nominating Committee and the Company’s Board of Directors; no other shareholders submitted a recommendation for a director nominee.

All Company directors attended the 2012 Annual Meeting.  All Company directors are requested and are expected to attend the 2013 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is comprised of three independent Company directors, is responsible for approving the compensation of the Company’s NEOs and NEO compensation policies for Republic.  The Company does not separately compensate its NEOs, all of whom are also executive officers of the Bank and all of whom are compensated directly by the Bank for their services.

In deciding to continue with Republic’s existing executive compensation practices, the  Compensation Committee has considered that the holders of over 99.3% of the votes cast on an advisory basis at Republic’s 2011 annual meeting of shareholders approved the compensation of the Company’s NEOs as disclosed in the proxy statement for that 2011 Annual Meeting.  Also, in accordance with the affirmative votes cast at the Company’s 2011 Annual Meeting of Shareholders to hold advisory votes on executive compensation every two (2) years, the shareholders will vote on the compensation of the NEOs at this Annual Meeting of Shareholders.

Objectives of Republic’s Compensation Program.  The purpose of Republic’s Compensation Program is to establish and maintain suitable financial compensation and financial rewards for job performance that principally focuses on profit.  Other goals are assigned and attributed to certain NEOs in the primary areas of loan and deposit growth, risk management and regulatory control, loan loss control, customer service and operations.

With respect to the NEOs listed in the Summary Compensation Table included in this proxy statement, the Compensation Committee also establishes goals other than profit goals in order to provide incentives for the NEOs to perform in the best interests of the Company and its shareholders and also to provide measurable components against which the NEOs’ total performance and contributions can be evaluated.  While those goals that may or may not be directly related to the Company’s profit are defined and reviewed, pre-tax net income for the Company and its operating subsidiaries remains the central and most important goal in evaluating NEO compensation.  Therefore, if profitability goals are met, compensation generally increases and some significant level or percentage of the NEOs’ incentive potential will normally, but not necessarily, be awarded even if other NEO goals may not have been fully achieved.

The NEOs are currently comprised of Steven E. Trager, Chairman and Chief Executive Officer (“CHAIR/CEO”); A. Scott Trager, President (“PRES”); Kevin Sipes, Executive Vice President, Chief Accounting Officer and Chief Financial Officer (“CFO”); Steve DeWeese, Executive Vice President, Retail Lending (“EVP”),  and William R. Nelson, President/Republic Processing Group f/k/a Tax Refunds Solutions (“PRES/RPG”).

Compensation Elements.  The Company’s executive compensation program has three (3) principal components: base salary, the NEO incentive compensation program or incentive program, and the stock award program. Also, some NEOs, based on their respective participation, may also be included in the Company’s Acquisition Bonus Program. Base salary compensation and the Company performance based incentive program are annual programs. The Acquisition Bonus Program depends on the Company’s acquisition activity. The stock award program is not typically an annual program, but stock awards in the form of stock options or stock grants could be awarded at any time during the year to some or all of the Company’s NEOs, subject to approval by the Compensation Committee and the Board of Directors. The NEOs also participate in Company-wide employee benefit plans and are rewarded, as part of their base compensation, additional selected business-related perquisites such as, by way of example, car allowances and country club memberships.

Purpose of Republic’s Compensation Elements.  The primary purpose of the base salary component of Republic’s compensation program is to provide base compensation for ordinary living expenses.  The Company wants to provide its NEOs with a base salary that supports a reasonable lifestyle that is comparable to their high and visible standing in the community, that supports the demands from the community given that standing and their community visibility and also provides reasonable compensation for the performance of their duties and responsibilities directly associated with their executive officer status.  As long as the Company’s financial performance is deemed acceptable, additions to base salary are typically granted annually in response to cost of living factor increases and as a reward for performance. While the Compensation Committee considers cost of living adjustments when evaluating base pay, such adjustments are not automatic, but are also dependent on satisfactory earnings and other performance factors.  The Compensation Committee, in making this determination, used its collective judgment and the recommendations of the CHAIR/CEO in determining base compensation levels for 2013, and it does not apply any particular formula or measurement. Going forward, the Compensation Committee will continue to make its determinations by using its collective judgment and giving strong consideration to the recommendations of the CHAIR/CEO and it will continue not to apply any particular formula or measurement, but the Company’s financial performance relative to budget will remain a primary consideration.

Company incentive potentials are set at the beginning of the Company’s fiscal year by the Compensation Committee and are used to provide the NEOs with an incentive to improve both short-term and long-term Company performance.  Stock awards are also granted from time to time to provide the NEOs with an incentive to maximize the Company’s financial performance, as well as to provide a retention incentive.  Acquisition bonus awards are granted to incentivize NEOs and other associates to maximize profit relating to acquisitions and provide for timely and accurate system conversions in order to maximize operational efficiencies.

Establishment of Compensation Levels.  Republic’s compensation elements are designed to be generally competitive with similar employment opportunities or positions in similar sized companies in the metropolitan Louisville, Kentucky area. The Compensation Committee, however, does not rely on benchmarking to determine its compensation elements; rather, the Compensation Committee gives strong consideration and does not typically deviate from the recommendations of the CHAIR/CEO, whose recommendations are based upon his subjective judgment.  The Compensation Committee does annually review various benchmarking publications to determine if compensation levels are within reasonable ranges as compared to those benchmarks, but the benchmarks are not used to set compensation. The Compensation Committee has not previously engaged a third-party executive compensation consultant and has no immediate plans to do so in the future.

The CHAIR/CEO will make specific executive compensation recommendations to the Compensation Committee on all compensation elements, including equity incentives. The CHAIR/CEO will recommend his own compensation, which, if reasonable in the subjective judgment of the Compensation Committee, is normally and historically accepted and approved by the Compensation Committee and ultimately the Board of Directors without modification. The compensation of the remaining NEOs is principally recommended by the CHAIR/CEO. This recommendation, if reasonable in the subjective judgment of the Compensation Committee, is also normally accepted and approved by the Compensation Committee and ultimately the Board of Directors without change.  All salary and incentive executive compensation is approved by the Board of Directors after recommendation by the Compensation Committee.

NEO Incentive Compensation Program.  The NEO incentive compensation program is designed to reward those individuals who contribute through their own performance and their influence on others to achieve and exceed Republic’s financial goals. All NEO incentive compensation is tied to the Company’s current year budgeted pre-tax net income goal as described above except for the PRES/RPG and the PRES.  The PRES/RPG has goals expressly tied to the profitability of the Company’s Republic Processing Group business operating segment.  The PRES has goals expressly tied to the profitability of the Company’s banking operations only, exclusive of the Republic Processing Group business operating segment. NEO incentive compensation is tied principally to the annual pre-tax net income achieved as compared to the internal annual budget. The incentive potential for each NEO has two tiers, a primary level tier and a superior performance tier.  If the primary level tier is achieved, the NEO would likely be awarded at least 40% of his respective incentive potential.  If the superior level tier is achieved, the NEO would likely be awarded at least 90% of his respective incentive potential.  The budgeted profit goals are designed to be a challenge to meet, particularly the superior performance tier, but the budgeted goals are not set so as to be impractical or impossible.  The NEO profit goals are designed to provide an incentive for the NEOs to achieve desired budgeted financial results. The Company profit goals should not be relied upon by any investor as an indication of management’s prediction of its future performance.

The incentive compensation potential for the CHAIR/CEO and the CFO are tied to the total Company pre-tax net income.  The total Company pre-tax net income objective at the primary level tier for 2013 is $59.3 million, and the superior performance tier level is $68.3 million.  The incentive compensation potential of the PRES is tied principally to the profitability of the total Company pre-tax net income excluding the RPG business segment. The RPG business segment pre-tax net income objective at the primary level tier for 2013 is $10.1 million and the superior performance tier level is $15.1 million. Certain one-time financial events of a non-recurring nature, whether positive or negative, may be excluded from the pre-tax net income objective for incentive purposes.

In its discretion, the Company may modify its budgeted goals and the Compensation Committee may elect to exclude any extraordinary income or other items from its determination as to whether or not the financial goals were, in fact, met or substantially met.  A percentage of the total incentive potential may be awarded to NEOs even if budgeted profitability goals are not fully achieved.

The Compensation Committee, on the recommendation of the CHAIR/CEO, sets individual incentive potentials at the end of each fiscal year to be applied to the next fiscal year for all NEOs.  The incentive potential for 2012 was $185,000 for the CHAIR/CEO, $175,000 for the PRES, $425,000 for the PRES/RPG, $125,000 for the CFO, and $75,000 for the EVP.

The incentive potential for 2013 is $185,000 for the CHAIR/CEO, $175,000 for the PRES, $187,500 for the PRES/RPG, $125,000 for the CFO, and $75,000 for the EVP.  The PRES/RPG is eligible for an additional $50,000 in incentive compensation in 2013 as a transitional bonus, due to the cessation of the Bank’s Refund Anticipation Loan program.  All NEOs except the PRES/RPG must be in good standing as of March 15, 2014, in order to receive any incentive approved for payment. The PRES/RPG must remain an employee in good standing as of August 2, 2013.

By written agreement with each NEO, the incentive compensation potential is subject to amendment, either upward or downward, at the discretion of the CHAIR/CEO.  By written agreement with each NEO, the individual goals are subject to amendment at the discretion of the CHAIR/CEO.

There are potentially some occasions when an NEO may be awarded incentive bonus compensation based on factors such as competitive information about the salaries or bonuses paid for similar positions at other local companies or achievements other than profit, although no such incentive bonuses above the stated incentive bonus potential for any NEO were awarded in 2012.

Overall Company stock performance is not a component of evaluation for the purpose of NEO incentive compensation.  Republic’s stock is not actively traded and thus may be subject to market fluctuations beyond the reasonable control of management. Also, in the Compensation Committee’s view, the significant stock holdings of the CHAIR/CEO and his related interests provide material executive motivation to not only preserve but to grow shareholder value, particularly long-term shareholder value.

Ultimately, the Compensation Committee believes that reasonable and consistent earnings over time will translate into appropriate and favorable stock performance. The Compensation Committee’s policies are not designed to encourage Republic’s NEOs to manage the Company on a quarter to quarter time horizon or even over a one year time period.  Investment in capital improvements, product development and new market expansion can act to reduce short-term profits while providing for a larger future, longer-term profit potential and/or provide for the long-term soundness and sustainability of the Company’s operations and, thus, its long-term profit potential.  All of these factors are taken into account by the Compensation Committee in its subjective annual evaluation process and deliberations.

The Compensation Committee or the CHAIR/CEO is authorized to make adjustments in the terms and conditions of, and the criteria included in, the Bonus Plan in recognition of unusual or nonrecurring events, including acquisitions and dispositions of businesses and assets, affecting the Company, or the financial statements of the Company, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Compensation Committee’s or CHAIR/CEO’s assessment of the business strategy of the Company, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant.

Acquisition Bonus Plan.  In addition to the incentive potential described above, certain NEOs may qualify under the Acquisition Bonus Plan, effective as of November 7, 2012, for an additional incentive bonus to be determined by the CHAIR/CEO relating to Bank acquisitions.

The purpose of the Acquisition Bonus Plan is to set forth the terms and conditions of financial rewards for the job performance of associates of the Company, including certain NEOs who materially participate in the negotiation, consummation, transition and contribute to the long-term profitability of acquisitions, whether through an asset purchase, stock purchase, merger or other corporate transaction.  The Company may engage in a number of acquisitions from time to time, and each acquisition may have a Bonus Pool subject to the provisions of the Acquisition Bonus Plan.

The bonus pool, with respect to each acquisition, will be in an amount not to exceed $2,000,000, with the maximum amount of each such pool, up to the cap of $2,000,000, to be determined by the Company’s CHAIR/CEO within 60 days of the closing of each acquisition.

The determination of the amount of Acquisition Bonus Plan awards that may be paid to any individual will be based on performance criteria as determined by the Compensation Committee and may include one or more of the following criteria:  (a) successful branch consolidations and core system conversions; (b) a limitation of any losses resulting from operational errors to less than a discretionary dollar amount as determined by the CHAIR/CEO; (c) operating profit (gross or net); (d) earnings including operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or book value per share (which may exclude non-recurring items) or net earnings; (e) pre-tax income or after-tax income or pre-tax profits or after-tax profits; (f) revenue, revenue growth or rate of revenue growth; (g) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (h) return on sales or revenues; (i) operating expenses; (j) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (k) implementation or completion of critical projects or processes; (l) operating margin or profit margin; (m) cost targets, reductions and savings, productivity and efficiencies; (n) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to budget comparisons; (o) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, and the development of long-term business goals; (p) improvement in or attainment of expense levels or working capital levels; (q) operating portfolio metrics, or (r) any combination of, or a specified increase in, any of the foregoing.  Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, all as determined by the Compensation Committee.  The performance targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.  Each performance target shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Compensation Committee provided that the Compensation Committee shall have the authority to adjust such targets in recognition of extraordinary items or other items that may not be infrequent or unusual but which may have inconsistent effects on performance.

The Acquisition Bonus Plan shall be administered by the Compensation Committee.  The Compensation Committee has delegated to the CHAIR/CEO of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions, including administrative functions, except that the Compensation Committee may not delegate authority to an officer or employee to grant a bonus award or otherwise make determinations with respect to the officer or employee to whom the authority is delegated.

Unless otherwise specifically determined by the Committee or CHAIR/CEO, the bonus award shall be deemed earned and vested only with respect to a participant who remains employed at the Company and is in good standing at the time of the determination.  However, under certain special conditions, this requirement may be subject to waiver by the CHAIR/CEO.

Results Rewarded Under Republic’s Compensation Program.

All NEOs, except the PRES/RPG, received a base salary increase of 2% to 4% effective December 24, 2012.  The Committee recommended a 3% salary increase for the CHAIR/CEO to $365,000, 3% salary increase for the PRES to $360,500, a 4% salary increase for the CFO to $292,800 and a 2% increase for the EVP to $245,000.

The principal Company achievement that is rewarded under Republic’s Incentive Compensation Program with respect to NEO compensation is the degree of attainment of Company profit goals as determined by budgeted income objectives. Consideration is given if profit objectives are not fully met due to factors beyond the control of the respective NEO. Such factors have historically included economic factors, regulatory changes impacting profit objectives, or management decisions that may impact current profitability in return for the potential for greater long-term profitability.  These decisions may include such things as technology upgrades or other similar circumstances that were not evident when the budget was initially approved by Republic’s Board of Directors. The Company Compensation Program is flexible and will take into account factors beyond the control of any NEO in determining the amount of compensation to be paid in any given year. If the Company’s budgeted pre-tax net income goals are not achieved, then a percentage of the potential incentive payout may be awarded based on any intervening factors that may have been outside the control of the respective NEO, or due to other meaningful contributions of the respective NEO, or as a result of meaningful profitability performance even though the budgeted profitability goals may not have been fully met or even materially met. Nonetheless, Republic’s Compensation Program does not automatically result in incentives being paid based on a pre-set percentage of any particular goal attainment.  Given the Company’s overall financial performance in 2012, all NEOs were awarded collectively as a group approximately 84% of their full potential incentive.  The PRES/RPG was paid his Company incentive on December 4, 2012; the remaining NEOs are scheduled to be paid on March 15, 2013 for their performance in 2012.

The Company achieved its primary budget level for 2012 and was within approximately $500,000 of the Company’s second tier budgeted goal for the year.  As to the core Bank performance, it modestly exceeded budget by 6%.  Acquisitions during 2012 were not included in this analysis.  The Finance and Accounting departments were considered to be high performers in 2012, as well as the mortgage warehouse lending area.  The Compensation Committee noted that Compliance, Collections and Bank credit quality were also good.  As to RPG, and specifically TRS, it was determined that TRS was modestly short of its primary profit goal in 2012.

The Compensation Committee reviewed individual goal performance in addition to the Company’s performance in approving incentive payouts.  The Chair/CEO’s Company incentive potential of $185,000 for 2012 is primarily based on total Company and Bank only gross operating profit goals for 2012.  The Chair/CEO’s Company incentive for 2012 payable March 15, 2013 was $166,500.

Given the overall contributions of the PRES and the CFO to total Company and Bank performance, the Compensation Committee approved a 90% incentive payout.  The PRES’s Company incentive potential of $175,000 for 2012 was primarily based on Bank only gross operating profit goals for 2012. The PRES’s Company incentive for 2012 payable March 15, 2013 was $157,500.  Also, under the Acquisition Bonus Plan, the PRES will be eligible for an award in 2014 of: a) $87,500 if gross operating profit for the Tennessee Commerce Bank (“TCB”) Acquisition of $20,000,000 is achieved or b) $175,000 if gross operating profit for the TCB Acquisition of $30,000,000 is achieved.

The CFO’s Company incentive potential of $125,000 for 2012 was primarily based on total Company and Bank only gross operating profit goals for 2012.  The CFO’s Company incentive for 2012, payable March 15, 2013, was $112,500.  Under the Acquisition Bonus Plan
the CFO was also paid $50,000 in 2012 for his performance relating to the TCB acquisition.  Additional Acquisition Bonus Plan opportunity will be based on the following goals: a) $50,000 to be paid in 2014 if gross operating profit for the TCB Acquisition of $20,000,000 is achieved; or b) $100,000 if the gross operating profit for the TCB Acquisition of $30,000,000 is achieved.  Also under the Acquisition Bonus Plan, the CFO will be awarded $10,000 in 2013 based on achieving the following goals: a) timely conversion of First Commercial Bank (“FCB”) loan and deposit accounts to the Company’s operating system; and b) limit operational (non-loan) losses at FCB to less than $50,000.  In addition, upon analysis two (2) years following the date of the FCB acquisition, the CFO will be paid: a) $25,000 if gross operating profit for the FCB acquisition of $25,000,000 is achieved; or, b) $50,000 if gross operating profit for the FCB acquisition of $35,000,000 is achieved; or, c) $62,500 if a gross operating profit for the FCB acquisition of $40,000,000 is achieved.

The EVP’s Company incentive potential of $75,000 was primarily based on total Company and Bank only gross operating profit goals for 2012.  The EVP’s Company incentive for 2012, payable March 15, 2013, was $45,000.

The PRES/RPG is on a different evaluation cycle than the other NEOs.  The performance of the PRES/RPG was evaluated, and he received a base pay salary increase of approximately 3% to $276,040 on May 28, 2012. This increase was based on the performance of TRS during the 2012 tax season.  The PRES/RPG will be subject to evaluation and a potential compensation increase during the second quarter of 2013.  The incentive potential of $187,500 for the PRES/RPG is tied to the fiscal year 2012/2013 gross operating profit at the TRS division of RPG of $10 million after expenses but before taxes for the period of June 1, 2012 through May 31, 2013, plus an additional one-time transitional bonus of $50,000 to be paid August 2, 2013.

All qualifying Company and Bank associates received an additional 25% Company match for 2012 to their respective 401(k) qualified plan accounts as the Company exceeded its goals of an adjusted return on average assets of 1.0% and adjusted return on average equity of 15.0% during 2012.

  Equity Compensation.  The Company’s primary form of equity-based incentive compensation has historically been incentive stock options. This form of compensation was historically used by the Company due to previously favorable accounting and tax treatment. Incentive stock options are also granted by the Company’s competitors and the Compensation Committee believes incentive stock options have been an expectation of business executives in Republic’s marketplace.  Despite the ramifications from the adoption of the Financial Accounting Standards Board (“FASB”) ASC Topic 718, the Compensation Committee believes that incentive stock options, as well as stock grants, constitute a favorable retention factor and enhance the Company’s ability to maintain the employment of its high performing executives. Additionally, Republic’s equity-based incentive agreements provide for a two (2) year prohibition, following the termination of employment of an equity-based incentive recipient, on the solicitation of any customer or the recruitment and hiring of any Company associate. The Company’s equity-based incentive agreement also has confidentiality requirements which act to protect the Company’s proprietary information. A violation of those provisions allows the Company to require a forfeiture of equity-based incentive or the profits derived from the sale of that stock if sold. All equity-based incentive agreements have a change in control provision providing for immediate vesting of any unexercised equity-based incentives.

Equity stock incentives for NEOs are typically recommended to the Compensation Committee by the CHAIR/CEO and are normally reviewed during the last calendar quarter when NEO performance during that calendar year can also be considered. In choosing the date for the grant of equity stock incentives, the Compensation Committee gives no consideration to market events, as any relationship between the equity stock incentive date and the price of the Company’s stock on that date is strictly coincidental. No stock options were granted to any NEO during 2012; however stock awards were approved by the Compensation Committee during 2012.

The stock grant provision of the Company’s 2005 Stock Incentive Plan provides for both stock option grants and stock awards.  The Compensation Committee and the Board approved stock awards for NEOs A. Scott Trager, Kevin Sipes, William Nelson and Steve DeWeese.  Of the stock awards approved by the Compensation Committee for NEOs in 2012, 50% of each award vests in five (5) years and the remaining amount vests at the sixth anniversary with 100% vesting upon death or disability. Dividends accrue and are to be paid upon vesting, and there is a first right of refusal in favor of the Company. On November 14, 2012, the Board approved an amendment to the 2005 Stock Incentive Plan to clarify these certain restrictions on the awards.

Post-Employment Benefits.  As described under the heading “Post-Employment Compensation” elsewhere in this Proxy Statement, Republic has entered into Officer Compensation Continuation Agreements with each of the currently serving NEOs, with the exception of William Nelson. As described herein, the Officer Compensation Continuation Agreements provide for the payment to an NEO terminated following a change in control equal to up to 24 months of the NEO’s base salary and benefits. The Company deems the agreements necessary for the maintenance of sound management and essential to protecting the best interests of the Company and its shareholders. The agreements are intended to encourage the NEOs to remain in the employment of the Company and to continue to perform their assigned duties without distraction in the face of potentially disruptive events that would normally surround a Company change in control.  Potential payments and benefits under these arrangements have no bearing on the Compensation Committee’s deliberations regarding all other compensation elements.  The Company has modified these agreements to conform them to changes in law under Section 409A of the Internal Revenue Code of 1986, as amended.

The Bank entered into a death benefit agreement with the Founder, Bernard M. Trager effective September 10, 1996. The agreement provided for certain payment as described in more detail in this Proxy Statement.  Bernard M. Trager was a full-time employee in good standing at the date of his death.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Sandra Metts Snowden, Chairwoman
Craig A. Greenberg
Susan Stout Tamme

DIRECTOR COMPENSATION

During 2012, non-employee directors of Republic and its principal banking subsidiary received fees of $2,000 for each board meeting attended and fees ranging from $150 to $750, based on the particular committee, for each committee meeting attended.  On occasion, brief, typically single-issue telephonic meetings may be held for which there is no compensation.  Non-employee directors have the option of allocating their fees into a Director Deferred Compensation Plan.  Compensation paid or deferred to directors of Republic during 2012 for services as a director of Republic were as follows:

2012 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)	Total ($)
Craig A. Greenberg	20,700	-	-	-	(490)	-	20,210
Michael T. Rust	18,000	-	-	-	(444)	-	17,556
Sandra Metts Snowden	15,700	-	-	-	(558)	-	15,142
R. Wayne Stratton	19,500	-	-	-	(447)	-	19,053
Susan Stout Tamme	12,700	-	-	-	(310)	-	12,390

(1)
Bernard M. Trager, Steven E Trager and A. Scott Trager, all of whom served as directors in 2012, are not included in this table as they received no additional compensation for their services as directors. The compensation received by these individuals is included in the “Summary Compensation Table.”

(2)	Of these fees, the directors deferred the entire amount of their fees earned, except for R. Wayne Stratton who deferred $15,907.

(3)
The amounts in column (f) reflect cash dividend equivalents and the change in the stock value during 2012 on deferred compensation balances which reflect amounts deferred in 2012 and previous years and are deemed by the plan to be invested in Republic stock.  Cash dividend equivalents are accumulated and converted into stock equivalents on a quarterly basis.

CERTAIN INFORMATION AS TO MANAGEMENT

The following table contains information concerning the compensation received by Republic’s former CHAIR, its current CHAIR/CEO, its CFO and its other three most highly compensated NEOs for the fiscal year ended December 31, 2012:

2012 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Bernard M. Trager, Chairman and Director	2012 2011 2010	68,504 587,000 587,000	- - -	- - -	- - -	- 87,500 70,000	- - -	2,059,979 33,711 32,021	2,128,483 708,211 689,021
William R. Nelson, President, RPG	2012 2011 2010	272,639 260,000 253,827	- - -	59,550 - -	- - -	375,000 396,250 403,750	- - -	15,391 14,632 14,452	722,580 670,882 672,029
A. Scott Trager, Vice Chairman and Director	2012 2011 2010	350,000 338,500 331,500	- - -	148,875 - -	- - -	157,500 140,000 87,500	- - -	39,484 42,251 42,118	695,859 520,751 461,118
Kevin Sipes, EVP, CFO and Chief Accounting Officer	2012 2011 2010	281,500 273,000 265,500	- - -	148,875 - -	- - -	162,500 100,000 100,000	- - -	27,726 26,576 26,189	620,601 399,576 391,689
Steven E. Trager, President, CEO, and Director	2012 2011 2010	353,000 343,300 336,600	- - -	- - -	- - -	166,500 129,500 92,500	- - -	41,361 44,854 42,289	560,861 517,654 471,389
Steve DeWeese, EVP	2012	239,978	-	-	-	37,500	-	21,926	299,404

(1)	The principal positions listed are as of December 31, 2012.

(2)
The amounts in column (g) reflect incentive compensation earned during the year and paid on the Company’s following March incentive payout date for achievement of corporate, individual and departmental goals, except for the PRES/RPG whose incentive was paid in the year listed and $50,000 paid to the CFO in August, 2012 related to the TCB acquisition.

(3)	The amounts in column (i) include the following:

Name	401(k) Matching Contributions ($)	Life Insurance Policies ($)	Club Memberships ($)	Auto Allowance or Personal Use of Company Owned Vehicles ($)	Employee Stock Ownership Plan Allocation ($)(a)	Death Benefit Payout ($)(b)	Total ($)

Bernard M. Trager	3,011	87	3,156	1,600	2,376	2,049,749	2,059,979
William R. Nelson	13,125	837	-	-	1,429	-	15,391
A. Scott Trager	13,125	1,860	13,109	9,600	1,790	-	39,484
Kevin Sipes	13,125	1,860	-	9,600	3,141	-	27,726
Steven E. Trager	13,125	1,860	13,192	9,600	3,584	-	41,361
Steve DeWeese	13,125	1,116	4,683	-	3,002	-	21,926

(a) – The amounts reflect the dollar value of 112.4415 shares of stock for Bernard M. Trager, 169.6149 shares of stock for Steven E. Trager, 84.7313 shares of stock for A. Scott Trager, 67.651 shares of stock for William R. Nelson, and 148.6355 shares of stock for Kevin Sipes, using the $21.13 closing price of the shares as of December 31, 2012, when those shares are allocated to the NEO pursuant to the terms of the Company’s ESOP.

(b) – The amount reflects the total death benefit payable to the estate of Bernard M. Trager pursuant to the terms of the death benefit agreement between the Bank and Bernard M. Trager on his date of death, February 10, 2012.

GRANTS OF PLAN BASED AWARDS DURING 2012

Name	Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (6)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Full Grant Date Fair Value of Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
(a)	(b)		(c)	(d)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
Bernard M. Trager	-	-	-	-	-	-	-	-	-	-	-	-
Steven E. Trager	02/01/12	Annual Incentive	(1)	92,500	185,000	-	-	-	-	-	-	-
A Scott Trager	02/01/12	Annual Incentive	(1)	87,500	175,000	-	-	-	-	-	-	-
A Scott Trager	03/21/12	Acquisition Bonus	(2)	87,500	175,000	-	-	-	-	-	-	-
A Scott Trager	11/14/12	Stock Award	-	-	-	-	-	-	7,500	-	-	148,875
William R. Nelson	11/14/11	Annual Incentive	(1)	375,000	425,000	-	-	-	-	-	-	-
William R. Nelson	11/12/12	Annual Incentive	(4)	187,500	237,500	-	-	-	-	-	-	-
William R. Nelson	11/14/12	Stock Award	-	-	-	-	-	-	7,500	-	-	59,550
Kevin Sipes	02/01/12	Annual Incentive	(1)	62,500	125,000	-	-	-	-	-	-	-
Kevin Sipes	03/21/12	Acquisition Bonus	(2)	50,000	(3)	-	-	-	-	-	-	-
Kevin Sipes	03/21/12	Acquisition Bonus	(2)	50,000	100,000	-	-	-	-	-	-	-
Kevin Sipes	11/07/12	Acquisition Bonus	(2)	25,000	62,500	-	-	-	-	-	-	-
Kevin Sipes	11/07/12	Acquisition Bonus	(2)	10,000	(3)	-	-	-	-	-	-	-
Kevin Sipes	11/14/12	Stock Award	-	-	-	-	-	-	7,500	-	-	148,875
Steven E. DeWeese	02/01/12	Annual Incentive	(1)	37,500	75,000	-	-	-	-	-	-	-
Steven E. DeWeese	11/14/12	Stock Award	-	-	-	-	-	-	5,000	-	-	99,250

(1)
Represents target and maximum payout levels for awards granted under the NEO Incentive Compensation Program for 2012 performance.  The potential payouts are performance-driven and therefore completely at-risk.  The performance goals and target payout under the Program for each NEO are described in the Compensation Discussion and Analysis.  The actual amount of incentive compensation earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the year in which it was earned.  Additional information regarding the design of the NEO Incentive Compensation Program is included in the Compensation Discussion and Analysis.

(2)
Represents target and maximum payout levels for awards granted under the Acquisition Bonus Plan during 2012.  The potential payouts are performance-driven and therefore completely at-risk.  The performance goals and target payouts under the Plan for each NEO are described in the Compensation Discussion and Analysis.  The actual amount of incentive bonus earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the year in which it is earned.  Additional information regarding the design of the Acquisition Bonus Plan is included in the Compensation Discussion and Analysis.

(3)	These awards granted under the Acquisition Bonus Plan during 2012 did not have threshold or maximum amounts.

(4)	Represents target and maximum payout levels for awards granted under the NEO Incentive Compensation Program for 2013 performance.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not V ested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bernard M. Trager	-	-	-	-	-	-	-	-	-
Steven E. Trager	-	-	-	-	-	-	-	-	-
A. Scott Trager	2,625	- 7,500 7,500	-	23.87 19.89 19.89	12/07/13 11/18/14 11/18/15	7,500	158,475	-	-
William R. Nelson	-	- 5,000 5,000 2,000 2,000	-	- 22.26 22.26 19.89 19.89	- 04/08/13 04/08/14 11/18/14 11/18/15	3,000	63,390	-	-
Kevin Sipes	2,625	- 7,500 7,500	-	23.87 19.89 19.89	12/07/13 11/18/14 11/18/15	7,500	158,475	-	-
Steven E. DeWeese	2,100	- 7,500 7,500	-	23.87 19.89 19.89	12/07/13 11/18/14 11/18/15	5,000	105,650	-	-

(1) The first exercisable date for each option listed by expiration date is as follows:

Expiration Date	Exercisable Date

04/08/13	04/09/12
12/07/13	12/08/12
04/08/14	04/09/13
11/18/14	11/19/13
11/18/15	11/19/14

(2) One half of the stock awards vest in five (5) years on 11/14/17 and the remaining half of the stock awards vest in six (6) years on 11/14/18.

OPTIONS EXERCISES AND STOCK VESTED DURING 2012

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Bernard M. Trager	-	-	-	-
Steven E. Trager	-	-	-	-
A. Scott Trager	4,410	4,719	-	-
William R. Nelson	-	-	-	-
Kevin Sipes	4,410	4,719	-	-
Steven E. DeWeese	-	-	-	-

POST-EMPLOYMENT COMPENSATION

Republic Bank & Trust Company entered into a death benefit agreement with Bernard M. Trager which became effective September 10, 1996. The agreement provides, subject to certain conditions, for a payment in an amount equal to his average gross Internal Revenue Service (“IRS”) W-2 income-taxable compensation during the two (2) completed calendar years just prior to his death, multiplied by three. The payment is to be paid to the designated beneficiary in thirty-six (36) consecutive equal installments, without interest, unless the Bank elects to pay a discounted lump sum.  Payments under this agreement began during 2012, as a result of Mr. Trager’s death.

Republic entered into Officer Compensation Continuation Agreements with Steven E. Trager and A. Scott Trager, which became effective January 12, 1995.  Republic entered into an Officer Compensation Continuation Agreement with Kevin Sipes, which became effective June 15, 2001 (all collectively, “Agreements”). These Agreements provide for the payment of the executive officer’s base salary for up to a period of two (2) years in the event of disability or if, following the announcement of a potential change in control, or after an actual change in control, the executive officer terminates his employment for “Good Reason” or his employment is terminated other than pursuant to death or for “Cause,” as defined in the Agreements. “Good Reason” is defined to include a material diminution in duties or demotion, material change in benefit plans or fringe benefits, or a reduction in base salary.  In addition, any stock options or other similar rights will become immediately exercisable upon a change in control that results in termination, and benefits provided by the Bank are to continue for the salary continuation period, to the extent possible, or alternative benefits are to be secured. For purposes of these Agreements, a change in control includes the acquisition by a person of beneficial ownership of securities representing greater voting power than held by the “Trager Family Members” as a group or a reduction to less than 25% of the combined voting power of the stock held by the “Trager Family Members.”

Republic and its wholly-owned banking subsidiary, Republic Bank & Trust Company, approved separate Modification Agreements (collectively, “Modifications”) to the Agreements on February 15, 2006. Each Modification conformed the Agreement to changes in law enacted under Section 409A of the Internal Revenue Code of 1986, as amended, and generally provided that payments under an Agreement to an executive who is a “key employee” may not commence earlier than six (6) months following the executive’s separation from service from Republic and Republic Bank & Trust Company. The initial payment to an executive will include any make up payments that would have been made to the executive but for the delay due to the executive’s status as a “key employee.” In other respects, the original Agreements continue in effect, without change. The agreement signed by Kevin Sipes called for a lump sum payment at its present value, rather than continuation of periodic compensation payments.  The Modification for Kevin Sipes provided that his lump sum would not be paid earlier than six (6) months following his separation from service. All of the Agreements limited the total value of the consideration paid to three times the five-year average of the executive’s prior taxable compensation, so as to avoid lost tax deductions or excise taxes under Internal Revenue Code Section 280G.

In 2008, each of these agreements was amended and restated to incorporate prior changes and to conform to certain language and definitions, and clarify the timing of payment, to comply with Internal Revenue Code Section 409A final regulations.

The Agreements detailed above were renewed effective as of December 31, 2012 for a term to cover any change in control that occurs within three (3) years after that date. The Agreements are automatically extended for one (1) additional year at each December 31, to maintain a three (3) year coverage period, unless Republic gives notice to the executive(s) that it elects not to extend the Agreement(s).

Detail of executive agreements which trigger post-employment payments, trigger events and estimated payment amount/values follow:

Executive Name	Agreement Which Triggers Post-Employment Payments(1)	Trigger Event	Estimated Payment Amount/Value (2)(3)
Bernard M. Trager	Death Benefit Agreement	Death while employed and before a Change in Control	$2,049,749

Steven E. Trager	Officer Compensation Continuation Agreement	Termination of Employment after potential or actual Change in Control	$801,594

A. Scott Trager	Officer Compensation Continuation Agreement	Termination of Employment after potential or actual Change in Control	$820,040

Kevin Sipes	Officer Compensation Continuation Agreement	Termination of Employment after potential or actual Change in Control	$659 524

(1)           Each of these agreements is described in more detail in the section above.

(2)
The estimated values are determined based on the Agreements' terms, and assuming a trigger event for payment occurred on December 31, 2012, except for Bernard Trager, for whom the amount is the actual amount payable as a result of his death earlier in 2012.  In the case of the Officer Compensation Continuation Agreements, (i) the value of benefits continuing for up to 24 months was assumed to be equal to two times the Bank's cost of health, life, long term disability, 401(k) and ESOP benefits for the executive for the fiscal year ending 2012 and (ii) because vesting accelerates on stock options upon change in control, an amount equal to the closing price for the Bancorp's stock as of the last trading date in 2012 less the exercise price of each now-unvested option (if positive), is also included.  While each such agreement includes a cap on the total amounts owed based on the parachute limits of Internal Revenue Code Section 280G, that cap is not expected to reduce the amounts payable for any of these executives.

(3)
Bernard Trager died on February 10, 2012. In accordance with his Death Benefit Agreement, the Bank is required to pay Mr. Trager’s designated beneficiary an amount equal to $2,049,749, payable without interest in thirty-six consecutive monthly installments of approximately $56,937, which payments commenced in April, 2012. At any time, the Bank may elect to pay the remaining balance in a lump sum to Mr. Trager’s designated beneficiary, and such payment will be discounted by an interest rate equal to the Bank’s “prime rate”.

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report:

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath LLP, Republic’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States Generally Accepted Accounting Standards.  The Audit Committee has adopted a written charter describing the functions and responsibilities of the Audit Committee.  The Audit Committee charter is available on the Company’s website at www.republicbank.com.

In connection with its review of Republic’s consolidated financial statements for 2012, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with the independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380);

•
Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and,

•	Approved the audit and non-audit services of the independent registered public accounting firm for 2012.

The Audit Committee has also discussed with management and the independent registered public accounting firm, the quality and adequacy of Republic’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope and identification of audit risks. The Audit Committee has procedures in place to receive and address complaints regarding accounting, internal control, or auditing and other Company issues.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included as presented in Republic’s Annual Report on Form 10-K for the year ended December 31, 2012.

Members of the Audit Committee:

R. Wayne Stratton, CPA, Chairman
Michael T. Rust
Sandra Metts Snowden

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Certain directors and executive officers, including certain members of the Compensation Committee and members of their immediate families and affiliates, were clients of and had transactions with Republic, the Bank or Republic Bank during 2012. Transactions which involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collection or present other unfavorable features.

Susan Stout Tamme is the President, Louisville Market of Baptist Healthcare System, Inc. doing business as Baptist Hospital East, a hospital that leases space to Republic.  Fees paid by Republic totaled $13,947 for the year ended December 31, 2012.

Craig A. Greenberg is of counsel to the law firm of Frost Brown Todd, LLC, a law firm that provides general legal services to Republic.  Fees paid by Republic totaled $181,017 for the year ended December 31, 2012.

CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

With respect to transactions involving the Company and its directors, officers, and 5% shareholders, the Audit Committee’s charter provides that it will conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval by the Audit Committee is required for all such transactions (other than transactions governed by Regulation O of the Board of Governors of the Federal Reserve System, which have received the approval of the Board of Directors of the Company’s bank subsidiaries).  In reviewing a related party transaction, the Audit Committee considers the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances.  In addition, the Board of Directors is informed of such related party transactions.

Leasing Arrangements.  Within the Louisville, Kentucky, metropolitan area, Republic leases space in buildings owned by a limited liability company whose managing member is Jean S. Trager, and limited liability companies whose sole managing member is Jaytee, a partnership in which they own controlling interests and a shareholder of Republic. Steven E. Trager and A. Scott Trager, each a director and executive officer of Republic, are also partners in Jaytee. See notes to the table under “Share Ownership.” The buildings include Republic Corporate Center, which serves as both the Company’s main office and administrative headquarters in Louisville, Kentucky, and is owned and leased by Teeco, LLC, which is member managed by Jean S. Trager. During 2012, additional leasing relations included Republic Bank & Trust Company’s Hurstbourne Parkway banking center which is owned and leased to Republic Bank & Trust Company by Jaytee – Hurstbourne, LLC, the Bardstown Road banking center which is owned and leased to Republic Bank & Trust Company by Jaytee – Bardstown, LLC and the Springhurst banking center which is owned and leased to Republic Bank & Trust Company by Jaytee – Springhurst, LLC.  In addition, space at the Republic Plaza location is owned and leased to Republic Bank & Trust Company by Jaytee Properties II SPE, LLC, of which Steven E. Trager is manager.  Under certain of these lease arrangements, Republic was responsible for the fit-up and certain build out costs associated with the leased premises at those facilities. Altogether, these affiliates currently lease 166,121 square feet to Republic Bank & Trust Company and Republic Bank & Trust Company pays $271,139 per month in rent, with lease terms expiring between 2014 and 2019. The aggregate annual amount paid under these affiliate leasing arrangements in 2012 was $3,253,668.  In accordance with the Audit Committee charter, each of the above leasing transactions was approved by the Board of Directors and the Audit Committee and all were determined by the Board of Directors and the Audit Committee to be on terms comparable to those that could have been obtained from unaffiliated parties.

Right of First Offer Agreement.  On September 19, 2007, Republic entered into a Right of First Offer Agreement (the “Agreement”) with Teebank Family Limited Partnership (“Teebank”), and Bernard M. Trager and Jean S. Trager (collectively, the “Tragers”).

The Agreement does not restrict Teebank’s sale of shares of Republic common stock up until the trigger date (the “Trigger Date”) of the second to die of the Tragers.  If Teebank desires to sell to a third party up to 1,000,000 shares of Class A common stock in the nine (9) months following the Trigger Date, Teebank must first offer the shares to Republic.  Republic then has twenty (20) business days after the notice of a proposed sale to exercise the option, subject to satisfaction of any required regulatory notice requirements and receipt of all required regulatory approvals within sixty (60) days of the option exercise.  The option exercise price is the Fair Market Value, as defined in the Agreement, of the shares on the closing date.  Teebank is not required to consummate the transaction if the Fair Market Value on the closing date is less than 95% of the Fair Market Value on the date Teebank first gave notice of the proposed sale.  Republic can exercise the option only if a majority of Republic’s independent directors determine at the time of exercise that the exercise is in Republic’s best interests.

The Agreement terminates on the first to occur of the following: (i) a Change in Control, as defined in the Agreement, of Republic, (ii) Republic’s duty to file reports required under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 is suspended, or (iii) fourteen (14) months following the Trigger Date.  In addition, Teebank may terminate the Agreement following a material change in the anticipated impact of the estate tax laws and regulations upon the Tragers or their estates.

Related Officers.  Steven E. Trager, A. Scott Trager and Barbara Trager are relatives. Steven E. Trager and A. Scott Trager are cousins. A. Scott Trager and Barbara Trager are siblings. Barbara Trager, Senior Bank Liaison, received salary of $90,642, an incentive payout  of $5,000 and other standard miscellaneous employee perquisites in 2012.

Relationships with Directors.  There are no additional relationships with Republic directors not described in this section or the previous section of this proxy statement titled “Compensation Committee Interlocks and Insider Participation.”

Indebtedness of Directors, Executive Officers and Principal Shareholders.  There is no absolute prohibition on personal loans to directors or executive officers of insured depository institutions. However, Federal banking laws require that all loans or extensions of credit by the Bank to the Company’s or the Bank’s executive officers and directors be made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. These loans must be of a type generally made available to the Company’s employees or the public at large.  In addition, loans made to executive officers, Company directors and Bank directors must be approved in advance by a majority of the disinterested members of the Board of Directors.

During 2012, directors and executive officers of Republic and other persons or entities with which they are affiliated or with whom they are members of the same immediate family were customers of and had in the ordinary course of business banking transactions with Republic. All loans included in such transactions were generally available to the public, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, which loans do not involve more than the normal risk of collection or present other unfavorable features. As of December 31, 2012, directors, executive officers and principal shareholders of Republic and the Bank had loans outstanding of $16.896 million.

Split Dollar Insurance Agreement. By an agreement dated December 14, 1989, as amended August 8, 1994, the Bank entered into a split-dollar insurance agreement with a trust established by the Company’s deceased former Chairman, Bernard M. Trager. Pursuant to the agreement, from 1989 through 2002 the Bank paid $690,000 in total annual premiums on the insurance policies held in the trust. The policies are joint-life policies payable upon the death of Ms. Jean Trager, as the survivor of her husband Bernard M. Trager. The cash surrender value of the policies was approximately $1.8 million as of December 31, 2012.

Pursuant to the terms of the trust, the beneficiaries of the trust will each receive the proceeds of the policies after the repayment of the $690,000 of indebtedness to the Bank. The aggregate amount of such unreimbursed premiums constitutes indebtedness from the trust to the Bank and is secured by a collateral assignment of the policies. As of December 31, 2012, the net death benefit under the policies was approximately $3.5 million. Upon the termination of the agreement, whether by the death of Ms. Trager or earlier cancellation, the Bank is entitled to be repaid by the trust the amount of indebtedness outstanding at that time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Republic’s officers, directors and greater than 10% beneficial owners to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers and directors are required to furnish Republic with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms received, or written representations that there were no unreported holdings or transactions, Republic believes that, for the most recent fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with on a timely basis.

SOLICITATION OF PROXIES

The cost of solicitation of proxies, if any, by the Board of Directors will be borne by Republic. Republic does not anticipate it will incur any cost. Some of Republic’s directors and officers who will receive no additional compensation may solicit proxies in person and by telephone, electronic media, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries and custodians, who will be requested to forward the proxy materials to beneficial owners of the Class A Common Stock and Class B Common Stock. Republic will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 16, 2013, the Audit Committee selected Crowe Horwath LLP to serve as Republic’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2013.  On behalf of Republic’s Board of Directors, the Audit Committee of the Board retained Crowe Horwath LLP to audit the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting for 2013.  Crowe Horwath LLP was chosen based on its performance in prior years, its responsiveness, technical expertise and the appropriateness of fees charged.

Crowe Horwath LLP has served as Republic’s independent registered public accounting firm since the 1996 fiscal year. The Company’s independent registered public accounting firm leases space from Jaytee-Springhurst, LLC, a limited liability company whose sole managing member is Jaytee, a Kentucky limited partnership of which the CHAIR/CEO and PRES of Republic are partners.  The Company and Crowe Horwath LLP have determined that such leases constitute arm’s length transactions and comply with all applicable independence standards.  Crowe Horwath LLP representatives are expected to attend the 2013 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for 2013.  Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of Crowe Horwath LLP to our shareholders as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether or not it is appropriate to select another independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Republic and its shareholders.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2013.

AUDIT FEE TABLE

Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees

2012	$474,000	$5,500	$0	$33,000
2011	$303,000	$1,500	$0	$33,000

The Audit Committee has approved all services provided by Crowe Horwath LLP during 2012. Additional details describing the services provided in the categories in the above table are as follows:

Audit Related Fees

Fees for audit related services provided by Crowe Horwath LLP in 2012, as disclosed in the above “Audit Fee Table,” primarily include assistance with the review of various accounting standards.

All Other Fees

Fees for all other services provided by Crowe Horwath LLP, as disclosed in the above “Audit Fee Table,” relate to a 401(k) benefit plan audit and a mandated U.S. Department of Housing and Urban Development (HUD) Federal Housing Administration (FHA) compliance audit.

The Audit Committee of the Board of Directors has determined that the provision of the services covered under the caption “Audit Related Fees” above is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee before the completion of the audit.  The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s compensation policies and decisions are designed to promote the Company’s business strategies and the interests of its shareholders by providing incentives needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy.  The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our NEOs pursuant to Section 14A of the 1934 Act.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of the NEOs.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation practices described in this proxy statement.  Accordingly, the following resolution is submitted for stockholder vote at the 2013 Annual Meeting:

“RESOLVED, that the shareholders of Republic Bancorp, Inc. approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2013 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program.  Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s NEOs, as disclosed in this proxy statement.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its Named Executive Officers, as disclosed in this proxy statement.

SHAREHOLDERS’ COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who want to communicate in writing with the Board of Directors, or specified directors individually, may send proposed communications to Republic’s Corporate Secretary, Michael A. Ringswald at 601 West Market Street, Louisville, Kentucky 40202.  The proposed communication will be reviewed by the Audit Committee and the General Counsel.  If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length and is directly applicable to the business of Republic, it is expected that the communication will receive favorable consideration for presentation to the Board of Directors or appropriate director(s).

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as specified in this proxy statement.  If, however, any other matters should properly come before the 2013 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who desire to present proposals at the 2014 Annual Meeting must forward them in writing to the Secretary of Republic so that they are received no later than November 15, 2013, in order to be considered for inclusion in Republic’s proxy statement for such meeting.  Shareholder proposals submitted after January 28, 2014, will be considered untimely, and the proxy solicited by Republic for next year’s Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.

ANNUAL REPORT

Republic’s 2012 Annual Report on Form 10-K, with certain exhibits, is enclosed with this proxy statement.  The 2012 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

Any shareholder who wishes to obtain a copy, without charge, of Republic’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012, which includes financial statements and financial statement schedules, and is required to be filed with the Securities and Exchange Commission, may contact Michael A. Ringswald, Secretary, at 601 West Market Street, Louisville, Kentucky 40202, or at telephone number (502) 561-7128.

BY ORDER OF THE BOARD OF DIRECTORS

Michael A. Ringswald, Secretary

Louisville, Kentucky
March 15, 2013

Please vote at www.investorvote.com/RBCAA or mark, date, sign, and return the enclosed proxy as promptly as possible, whether or not you plan to attend the 2013 Annual Meeting in person. If you do attend the 2013 Annual Meeting, you may still vote in person, since the proxy may be revoked at any time prior to its exercise by delivering a written revocation of the proxy to the Secretary of Republic.

REPUBLIC BANCORP™

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Daylight Savings Time, on April 25, 2013.

Vote by Internet

- Go to **www.investorvote.com/RBCAA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Craig A. Greenberg	☐	☐	02 - Michael T. Rust	☐	☐	03 - Sandra Metts Snowden	☐	☐
04 - R. Wayne Stratton	☐	☐	05 - Susan Stout Tamme	☐	☐	06 - A. Scott Trager	☐	☐
07 - Steven E. Trager	☐	☐						

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Proposal	For	Against	Abstain
2. Ratification of Crowe Horwath LLP as the independent registered public accountants for the year ending December 31, 2013.	☐	☐	☐
3. Say on Pay - An advisory vote on the approval of named executive officer compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon other such business as may properly come before the meeting or incident to its conduct.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REPUBLIC BANCORP™

Republic Bancorp, Inc.

Notice of 2013 Annual Meeting of Shareholders

Republic Bank Building, Lower Level, 9600 Brownsboro Road, Louisville, Kentucky 40241
Proxy Solicited by Board of Directors for Annual Meeting – April 25, 2013

R. Wayne Stratton and Sandra Metts Snowden, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Republic Bancorp, Inc. to be held on April 25, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. For participants in the Republic Bancorp 401(k) Retirement Plan (the "Plan"), the Plan Trustee shall vote the shares, for which it has not received voting direction from the Plan participants, utilizing the same voting percentages derived from the Plan participants who did direct how their shares are to be voted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)